UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 15, 2010
United Western Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Colorado
(State or Other Jurisdiction of Incorporation)

0-21231	84-1233716
(Commission File Number)	(IRS Employer Identification No.)

700 Seventeenth Street, Suite 2100 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 595-9898
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01              ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See Item 2.03 of this Current Report on Form 8-K, which is incorporated by reference herein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Effective January 15, 2010, United Western Bancorp, Inc. (the “Company”) entered into an Amendment to Credit Agreement, Note Modification and Forbearance Agreement (the “Amendment”) to that certain Credit Agreement dated as of June 29, 2007, as amended by that certain Amendment to Credit Agreement dated June 30, 2008, that certain Amendment to Credit Agreement dated June 29, 2009, that certain Amendment to Credit Agreement dated September 30, 2009, and that certain Amendment and Forbearance Agreement dated December 14, 2009 (collectively, the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”).

The terms of the Amendment provide, among other things: (i) for the extension of the maturity date on the $25 million line of credit note dated September 30, 2009 (the “Note”) from December 31, 2009 to June 30, 2010 (the Note has a current principal balance of $20 million); (ii) that the Company make a principal reduction payment on the Note of $2.5 million upon execution of the Amendment (which payment the Company has made), and another principal reduction payment on the Note of $1.25 million on or before March 31, 2010; (iii) that JPMorgan agrees to continue to forbear from declaring all outstanding amounts on the Note to be immediately due and payable as a result of the Company and its subsidiary, United Western Bank, each executing informal Memorandums of Understanding with the Office of Thrift Supervision effective on December 10, 2009; and (iv) that the Company and one of its nonbank subsidiaries pledge certain nonagency mortgage-backed securities as additional collateral to JPMorgan.

The foregoing is only a summary of the material terms of the Amendment and does not purport to be complete, and is qualified in its entirety by reference to the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

ITEM 7.01               REGULATION FD DISCLOSURE

On January 15, 2010, United Western Bank® (the “Bank”) exchanged $180 million of outstanding Federal Home Loan Bank – Topeka (the “FHLB”) advances for $180 million in new advances.  The Bank believes that this exchange will improve earnings across a broad range of interest rate scenarios and will improve the Bank’s liquidity and its interest rate risk profile.  The Bank anticipates these exchanges will reduce interest expense by approximately $3.9 million over the next twelve months.

Specifically, the Bank exchanged 14 separate advances, totaling $180 million, with yields ranging from 2.77 percent to 4.80 percent, with a weighted average yield of 4.15 percent and an average remaining term of 29 months, and with final maturities scheduled 16 to 52 months into the future.  These advances were exchanged for four new advances totaling $180 million of five-year convertible advances with a coupon rate fixed for at least the first 12 months.  The FHLB has the option after the first year to convert the fixed coupon rate to the FHLB one-month advance rate, reset monthly, and the Bank has the option to prepay the advance if the FHLB exercises its option to convert the coupon rate to the FHLB one-month advance rate.

For the first year, the Bank will incur an all-in rate of approximately 2.15 percent. The Bank recorded a $12.4 million charge related to the exchange.  The transaction qualified for debt exchange accounting and the charge will be recognized over the five-year term of the new advances.  The amortization of the deferred charge is considered in the all-in prospective rate of 2.15 percent. Should an advance be extinguished prior to its scheduled maturity, any remaining unamortized exchange charge would be accelerated and recognized in the period the debt is extinguished.

The information contained in this Item 7.01 shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The disclosure of the information contained in this Item 7.01 will not be deemed an admission as to the materiality of such information under Regulation FD.

Certain statements contained in this Form 8-K may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  Such forward-looking statements include, but are not limited to, statements regarding the amount of reduction of interest expense over the next twelve months.  The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.  Such factors include (a) changes in market conditions; (b) changes in the market for the Company's products and services; and (c) other risks as detailed in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, and subsequent filings with the Securities and Exchange Commission.

    The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company’s expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(a)  Exhibits.

10.1	Amendment to Credit Agreement, Note Modification and Forbearance Agreement by and between United Western Bancorp, Inc. and JPMorgan Chase Bank, NA dated January 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED WESTERN BANCORP, INC.

Dated: January 22, 2010	By: /s/ Michael J. McCloskey
Name: Michael J. McCloskey
Title: Executive Vice President and Chief Operating Officer